UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

Form 15

CERTIFICATION  AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number No. 000-50224

Security Capital Corporation
(Exact name of registrant as specified in its charter)

295 Hwy 6 West Batesville, MS 38606 , (662) 563-9311
(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)

Common Stock
(Title of each class of securities covered by this form)

________________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)  - X

                           Rule 12g-4(a)(2)  -

                   Rule 12h-3(b)(1)(i)  -

                   Rule12h-3(b)(1)(ii)  -

                    Rule 15d-6  -

Approximate number of holders of record as of the certification or notice date:  950

Pursuant to the requirements of the Securities and Exchange Act of 1934 Security Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 17, 2012                                                      By:   /s/ Connie Woods Hawkins
                            -------------------------------------------
                                            Connie Woods Hawkins
                                                                                                            Executive Vice President
                                                                                                            and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.  The registrant shall file with the Commission three copies of Form 15. One of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by other duly authorized person.  The name and title of the person signing the form shall be typed or printed under the signature.

Persons who respond to the collection of information contained
In this form are not required to respond unless the form displays
SEC2069(02-08)                    a currently valid OMB contrl number.